FORM 8-A
Securities and Exchange Commission
Washington, D.C. 20549
For registration of certain classes of securities
pursuant to section 12(b) or (g) of the
Securities Exchange Act of 1934
NGTV
(Exact name of registrant as specified in its charter)

California	95-4809307
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9944 Santa Monica Blvd., Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates: 333-131508
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock
(Title of class)
Common Stock Purchase Warrants
(Title of class)
Units consisting of Common Stock Purchase Warrants and Common Stock
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
Signature

Item 1. Description of Registrant’s Securities to be Registered.
This information is hereby incorporated by reference to the Registration Statement on Form S-1 (File No.: 333-131508) initially filed on February 3, 2006, as subsequently amended.
Item 2. Exhibits.
The following exhibits are filed herewith or incorporated by reference herein as indicated below:

No.	Exhibit
3.1*	Second Amended and Restated Articles of Incorporation of NGTV (formerly NETGROUPIE), as amended by the first amendment to Second Amended and Restated Articles of Incorporation of NGTV.

3.2*	Bylaws of NGTV (formerly NETGROUPIE), together with all amendments and restatements thereto.

4.1*	Form of Lock Up Agreement executed by Officers and Directors and 10% or greater Shareholders.

4.2*	Investor Rights Agreement, as subsequently amended, dated February 12, 2004, between NGTV and the investors named therein.

4.3*	Right of First Refusal and Co-Sale Agreement dated February 12, 2004, between NGTV and the investors named therein.

4.4*	Voting Agreement, as subsequently amended, dated February 12, 2004, between NGTV and the investors named therein and Mr. Kourosh Taj, Mr. Jay Vir, and Gene Simmons LLC, Mr. Allan Brown, and Richard Abramson LLC.

4.5*	Voting Agreement dated February 12, 2004 between Gene Simmons LLC, Mr. Allan Brown and Richard Abramson LLC and Mr. Keith Stein.

4.6*	Anti-Dilution Agreement, dated February 12, 2004, between NGTV and Gene Simmons LLC, Mr. Allan Brown and Richard Abramson LLC and certain investors named therein.

4.7*	Form of One-Time Waiver of Registration Rights for Initial Public Offering, dated September 9, 2005, between NGTV and certain investors named in the Investor Rights Agreement.

4.8*	Form of One-Time Waiver of Registration Rights for Initial Public Offering, dated September 9, 2005, between NGTV and certain purchasers named in the Note and Warrant Purchase Agreement.

4.9*	Form of One-Time Waiver of Registration Rights for Initial Public Offering dated September 9, 2005, between NGTV and various holders of Registration Rights.

4.10*	Stock Option Agreement between NGTV and Mr. Gene Simmons, dated February 12, 2004.

4.11*	Stock Option Agreement between NGTV and Mr. Allan Brown, dated February 12, 2004.

4.12*	Stock Option Agreement between NGTV and Mr. Richard Abramson, dated February 12, 2004.

4.13*	Form of Common Stock Purchase Warrant issued by NGTV to Hunter World Markets, Inc. and IKZA Holding Corp. dated October 27, 2004.

No.	Exhibit
4.14*	Form of Common Stock Certificate.

4.15*	Form of Public Warrant underlying the Unit.

4.16*	Form of 12% Unsecured Promissory Note issued by NGTV, pursuant to the $1 million dollar offering.

4.17*	Form of 10% Convertible Promissory Note issued by NGTV, pursuant to the $5 million dollar offering.

4.18*	Form of Common Stock Purchase Agreement, dated February 12, 2004, between NGTV and Gene Simmons LLC, Mr. Allan Brown, and Richard Abramson LLC.

4.19*	Form of Warrant Agreement.

4.20*	Form of 10% Debt Conversion Note.

4.21*	Form of Registration Rights Letter.

4.22*	Form of Unit Certificate.

4.23*	NGTV 2000 Equity Incentive Plan, as amended.

4.24*	Form of Note and Warrant Purchase Agreement, dated as of July 15, 2005 between NGTV and purchasers named therein.

4.25*	Subscription Agreement for the $1 million dollar bridge offering with Form of Investor Questionnaire.

4.26*	Subscription Agreement for the $5 million dollar bridge offering with Form of Investor Questionnaire.

4.27*	Form of $3.5M Subscription Agreement, April 2006.

4.28*	Form of $3.5M Secured Promissory Note, April 2006.

4.29*	Form of $3.5M Common Stock Purchase Warrant, April 2006.

4.30*	Registration Rights Letter.

*	Incorporated by reference from the exhibits to Registrant’s Registration Statement on Form S-1 filed February 3, 2006, as subsequently amended (File Number 333-131508).

Signature
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 30, 2006
NGTV a California corporation
	By:	/s/ JAY VIR
Jay Vir
Co-President